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                                                                   EXHIBIT 99.1



(AMERICAN HOMEPATIENT LOGO)                                        NEWS RELEASE



Contacts:     Joseph F. Furlong          or            Marilyn O'Hara
              President and CEO                        Executive VP and CFO
              (615) 221-8884                           (615) 221-8884
                                                       PRIMARY CONTACT


FOR IMMEDIATE RELEASE


                W. WAYNE WOODY APPOINTED TO BOARD OF DIRECTORS OF
                           AMERICAN HOMEPATIENT, INC.
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BRENTWOOD, Tenn. (January 21, 2004) - American HomePatient, Inc. (OTC: AHOM.OB)
today announced that W. Wayne Woody has been appointed to the Company's Board of Directors. Mr. Woody will serve on the audit committee of the Board of Directors and will hold the role of audit committee financial expert for the Company.

From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner, he served in a number of key positions, including Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico, and Securities and Exchange Commission Reviewing Partner. Mr. Woody was a member of the KPMG LLP Board of Directors from 1990 through 1994. From 2000 to 2001, Mr. Woody served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, where he was responsible for guiding the company through a transition in accounting and reporting.

Currently, Mr. Woody serves on the Boards of Directors of Coast Dental Services, Inc., a provider of comprehensive business services and support to general dentistry practices (NASDAQ: CDEN), and Wells Real Estate Investment Trust Inc., a real estate investment management firm.

American HomePatient, Inc. is one of the nation's largest home health care providers with 288 centers in 35 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home.


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American HomePatient, Inc.'s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD's Electronic Bulletin Board under the symbol AHOM.OB.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding the appeal of the confirmed plan from the Company's Chapter 11 proceedings, as well as the operation of the Company following such proceedings. These risks and uncertainties are in addition to other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include the effect of healthcare regulation and reimbursement, government investigations, the ability to retain management, leverage and liquidity, and the effect of competition. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.